Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of WM Technology, Inc. of our report dated March 9, 2021 relating to the consolidated financial statements of WM Holding Company, LLC incorporated by reference in the WM Technology, Inc. 424(b) prospectus dated July 20, 2021 filed with the Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Irvine, California
August 25, 2021